UNITED COMMUNITY BANK OF WEST GEORGIA

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT made as of this ___ day of ___________, 2001, by and between UNITED COMMUNITY BANK OF WEST GEORGIA, a Georgia Bank (the "Bank"), and Timothy I. Warren (the "Executive");

WHEREAS, the Executive is a key employee of the Bank and/or its wholly-owned subsidiaries, and an integral part of the management team; and

WHEREAS, the Bank wishes to assure both itself and its key employees of continuity of management and objective control of the Bank; and

WHEREAS, the Bank considers it desirable and in its best interests to enter into an agreement which provides that in the event the Executive’s employment is terminated in conjunction with a change in control of the Bank, the Executive shall, subject to the terms and conditions provided for herein, receive a termination payment, which payment is not intended to exceed the compensation the Executive could have reasonably expected to receive in absence of a change in control of the Bank;

NOW, THEREFORE, the parties agree as follows:

1.          BENEFITS PAYABLE UPON CHANGE IN CONTROL.

(a)          The term of this Agreement shall be for a rolling, one (1) year term commencing on the date hereof, and shall be deemed automatically (without further action by either the Bank or the Executive) to extend each day for an additional day such that the remaining term of the Agreement shall continue to be one (1) year; provided, that the Bank may, by notice to the Executive, cause this Agreement to cease to extend automatically and, upon such notice, the "Term" of this Agreement shall be one (1) year following such notice.

(b)          No provision of this Paragraph 1 shall be operative unless, during the Term of this Agreement, there has been a Change in Control of the Bank. Upon such a Change in Control of the Bank, all the provisions of this Paragraph 1 shall become operative immediately.

(c)          If a Change in Control occurs during the term of this Agreement and the Executive’s employment is terminated (i) within twelve (12) months following the date of the Change in Control, or (ii) within three (3) months prior to the date of the Change in Control as a part of such Change in Control, as a result of Involuntary Termination or Voluntary Termination, the Executive shall be entitled to a lump sum cash payment equal to two times the Executive’s total compensation as shown on his federal W-2 Form (or similar form replacing such form) for the calendar year preceding the calendar year in which the Executive’s employment is terminated. The payment to the Executive shall be made not later than fifteen (15) days after his termination of employment.

(d)          For the purposes of this Paragraph 1, the following terms shall have the meanings set forth below:

(i)          The term "Change in Control" shall mean (A) the acquisition, directly or indirectly, by any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (excluding any "person" who on the date hereof owns or controls 10% or more of the voting power of the Bank’s Common Stock), of securities of the Bank representing an aggregate of twenty-five percent (25%) or more of the combined voting power of the Bank’s then outstanding securities within any twelve (12) month period; provided, that for purposes of this definition, "acquisition" shall not include shares which are received by a person through gift, inheritance, under a will or otherwise through the laws of descent and distribution; (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or, (C) the occurrence of any other event or circumstance which is not covered by (A) or (B) above which the Board determines affects control of the Bank and adopts a resolution that such event or circumstance constitutes a Change in Control for the purposes of this Agreement.

(ii)          The term "Cause" shall mean and be limited to any act that constitutes, on the part of the Executive, fraud, dishonesty, a felony or gross malfeasance of duty and that directly results in material injury to the Bank.

(iii)          The term "Disability" shall mean the Executive’s inability as a result of physical or mental incapacity to substantially perform his duties for the Bank on a full-time basis for a period of six (6) months.

(iv)          The term "Involuntary Termination" shall mean termination of employment that is involuntary on the part of the Executive and that occurs for reasons other than for Cause, Disability, voluntary retirement (including early retirement) within the meaning of the Bank’s retirement plan, or death.

(v)         The term "Voluntary Termination" shall mean termination of employment that is voluntary on the part of the Executive, and, in the judgment of the Executive, is due to (A) a reduction of the Executive’s responsibilities resulting solely from the assignment to the Executive of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Change in Control; (B) a reduction in the Executive’s compensation (other than a reduction resulting from performance related bonuses, so long as such bonuses are paid under plans reasonably designed to avoid any such reduction except as the result of relatively poor performance results) or the failure to provide substantially equivalent benefits, or (C) a forced relocation more than 15 miles from Executive’s principal assigned location prior to such change in control. A termination shall not be considered voluntary within the meaning of this Agreement if such termination is a result of Cause, Disability, voluntary retirement (including early retirement) within the meaning of the Bank’s retirement plan, or death of the Executive.

2.          LIMITATION OF BENEFITS.

(a)          Notwithstanding anything in this Agreement to the contrary, if any of the compensation or benefits payable, or to be provided, to the Executive by the Bank under this Agreement are treated as Excess Severance Payments (whether alone or in conjunction with payments or benefits outside of this Agreement), the compensation and benefits provided under this Agreement shall be modified or reduced in the manner provided in Paragraph (b) below to the extent necessary so that the compensation and benefits payable or to be provided to Executive under this Agreement that are treated as Severance Payments, as well as any compensation or benefits provided outside of this Agreement that are so treated, shall not cause the Bank to have paid an Excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation.

(b)          In the event that the amount of any Severance Payments which would be payable to or for the benefit of the Executive under this Agreement must be modified or reduced to comply with this Paragraph, the Executive shall direct which Severance Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment shall be made without the consent of the Bank.

(c)         This Paragraph shall be interpreted so as to avoid the imposition of excise taxes on the Executive under Section 4999 of the Code or the disallowance of a deduction to the Bank pursuant to Section 280G(a) of Code with respect to amounts payable under this Agreement. In connection with any Internal Revenue Service examination, audit or other inquiry, the Bank and Executive agree to take action to provide, and to cooperate in providing, evidence to the Internal Revenue Service (and, if applicable, the state revenue department) that the compensation and benefits provided under this Agreement do not result in the payment of Excess Severance Payments.

(d)          In addition to the limits otherwise provided in this Article, to the extent permitted by law the Executive may in his sole discretion elect to reduce (or change the timing of) any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on the Executive under Section 4999 of the Code or otherwise reduce or delay liability for taxes owed under the Code.

(e)          For the purposes of this Paragraph 2, the following terms shall have the meanings set forth below:

(i)         The term "Excess Severance Payment" shall have the same meaning as the term "excess parachute payment" defined in Section 280G(b)(1) of the Code.

(ii)          The term "Severance Payment" shall have the same meaning as the term "parachute payment" defined in Section 280G(b)(2) of the Code.

(iii)          The term "Reasonable Compensation" shall have the same meaning as provided in Section 280G(b)(4) of the Code.

3.       MISCELLANEOUS.

(a)          This Agreement shall be binding upon, and inure to the benefit of, the Executive and his executors, representatives and assigns, and the Bank and its successors and assigns.

(b)          This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

(c)          This Agreement shall not be construed as giving to the Executive the right to be retained in the employ of the Bank or any of its affiliates.

(d)          This Agreement may only be amended by an instrument in writing executed by both of the parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Executive: ___________________________________ Timothy I. Warren	UNITED COMMUNITY BANK OF WEST GEORGIA By:_____________________________________ Title:____________________________________